Exhibit 99.1

For Immediate Release	Contact Information
Monday, December 22, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Adjusts Operations, CAPEX Plans

SAN ANTONIO -- December 22, 2008 -- TXCO Resources Inc. (Nasdaq:TXCO) today announced it has reduced operating levels in certain South Texas project areas and expects to announce details of its ongoing capital expenditure program in January 2009, in response to current oil and gas market uncertainties.

"TXCO has outstanding long-term growth opportunities," said CEO James E. Sigmon. "However due to the unstable financial and commodity price environment we currently face, we have refocused our efforts and are taking proactive steps designed to improve the Company’s liquidity and financial strength going forward, including selective asset divestitures and holding active discussions with our lenders. We believe these are prudent steps to take, given the current economic environment."

The Company has undertaken important and systematic cost reductions necessitated by volatile, lower commodity prices, affecting the entire oil and gas industry, and its need to comply with existing bank credit facility covenants.

These actions include a previously announced slowdown in fourth-quarter drilling activity, as well as operating staff reductions in two wholly owned subsidiary companies, TXCO Drilling and Charro Energy, the Company’s heavy oil subsidiary. The combined staff reduction is 20 percent of the total employee count of TXCO and its subsidiaries. Additionally, two steam generators and five steam-injection wells have been shut-in temporarily, suspending steam injection on the fracture-assisted steamflood technology (FAST) pilot project, one of Charro’s San Miguel oil sands pilot areas. The separate, steam-assisted gravity drainage (SAGD) pilot remains in operation and is seeing increases in initial oil production rates.

2009 CAPEX
TXCO will announce its 2009 CAPEX budget in January so it can further evaluate and refine capital and operating alternatives. As previously announced, ongoing CAPEX will be aligned with cash flow projections and will be flexible to adjust to rapidly changing market conditions, commodity price fluctuations, drilling plan changes by partners, rig availability, well results and operational developments. Additionally, TXCO intends to pursue selective asset divestitures and industry joint-venture opportunities to further enhance liquidity levels. The budget will remain focused on key projects with high-impact potential, such as the Pearsall and Eagle Ford shale gas resource plays, as well as TXCO’s legacy Glen Rose Porosity oil play.

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Current Operations
Currently, TXCO has two rigs running on its core Maverick Basin acreage. An annual hunting season drilling moratorium on the majority of its Maverick Basin leases began in November, which normally impacts fourth-quarter and early first-quarter drilling levels and oil and gas sales. This seasonal moratorium period ends in late January.

TXCO is developing several major projects in the Maverick Basin currently. In the Pearsall shale play, TXCO plans to perform a high-pressure, eight-stage fracture stimulation of the San Pedro 2H (50 percent working interest through completion) before year end. This state-of-the-art frac treatment was delayed due to tight supplies of high-strength proppants. The well features a 3,050-foot horizontal lateral with a cemented liner. It will be the Company’s first Maverick Basin completion utilizing this innovative eight-stage approach, which has been highly successful in unlocking high gas volumes from similar shale gas resource plays, such as the Eagle Ford, Haynesville and Woodford shales in South Texas and Louisiana.

The Company’s Pearsall shale gas resource project area consists of 848,300 gross (341,000 net) acres covering 1,325 gross (533 net) sections, with estimated recoverable gas of 16 to 24 bcf per section.

On the Eagle Ford play, TXCO currently is rigging up to re-enter and drill a 3,300-foot horizontal lateral on the Briscoe Catarina West 1H (50% WI through completion). The lateral will have a cemented liner and will be fractured in 8-10 stages, as done by other operators developing the Eagle Ford. TXCO’s emerging Eagle Ford play covers 565,800 gross (312,900 net) acres covering 884 gross (489 net) sections, with estimated recoverable gas of 16 to 22 bcf per section. Recently, Petrohawk Energy Corporation completed an Eagle Ford well horizontally using a 10-stage frac that produced 9.1 mmcfde. The well is in LaSalle County, Texas, east of TXCO’s acreage, and is indicative of the Eagle Ford’s high potential.

On the San Miguel oil sands project, initial oil recovery is under way as high-temperature steam injection continues on the SAGD pilot. TXCO hopes to obtain steam-to-oil ratio data on this project sometime during the first half of 2009.

About TXCO Resources
TXCO Resources is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO’s business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq’s Global Select Market under the symbol "TXCO." Additional information, including recent regulatory filings and investor presentations, is available at the Company’s Web site, www.txco.com.

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Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to estimated financial results, or expected prices, production volumes, well test results, reserve levels and number of drilling locations expected, drilling plans, including the timing, category, number, depth, cost and/or success of wells to be drilled, expected geological formations or the availability of specific services, equipment or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs and accidental risk inherent in exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, impairment of oil and gas properties due to depletion or other causes, the uncertainties inherent in estimating quantities of proved reserves and cash flows, as well as general market conditions, competition and pricing. TXCO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential factors that could affect TXCO’s operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2007, and its Form 10-Q for the quarter ended September 30, 2008. These reports and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available from TXCO without charge.

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